Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-57214, 333-39840, 333-115384, and 333-63856 on the respective Forms S-8 and in Registration Statement No. 333-119836 on Form S-4 of Harrah’s Entertainment, Inc. and in Amendment No. 1 to Registration Statement No. 333-115641 on Form S-3 of Caesars Entertainment, Inc., of our report dated March 3, 2004 (December 17, 2004 as to Notes 15 and 16) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harrah’s Entertainment, Inc.’s change in 2002 in its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”), appearing in this Current Report on Form 8-K of Harrah’s Entertainment, Inc.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
December 17, 2004